As filed with the Securities and Exchange Commission on December 6, 2018

Registration No. 333-226420

Registration No. 333-208811

Registration No. 333-195578

Registration No. 333-190655

Registration No. 333-170299

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-226420

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-208811

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195578

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190655

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-170299

UNDER THE SECURITIES ACT OF 1933

SodaStream International Ltd.

(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

SodaStream International Ltd.

Gilboa Street, Airport City

Ben Gurion Airport 7019900, Israel

+972 (3) 976-2317

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

2010 Employee Share Option Plan

2007 Employee Share Option Plan

(Full Title of the Plan)

SodaStream USA, Inc.

136 Gaither Drive, Suite 200

Mount Laurel, NJ 08054

(800) 763-2258

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Colin J. Diamond, Esq. John M. Reiss, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200 Fax: (212) 354-8113	Dotan Bar-Natan General Counsel SodaStream International Ltd. Gilboa Street, Airport City Ben Gurion Airport 7019900, Israel Tel: +972 (3) 976-2309 Fax: +972 (3) 973-6667

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed by SodaStream International Ltd., a company organized under the laws of the State of Israel (the “Registrant”), to withdraw from registration all unsold ordinary shares, par value NIS 0.645, of the Registrant (“Shares”) that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•

Registration Statement on Form S-8 (File No. 333-226420), filed on July 30, 2018, pertaining to registration of 865,000 additional Shares, which were reserved for issuance under the 2010 Employee Share Option Plan;

•

Registration Statement on Form S-8 (File No. 333-208811), filed on December 31, 2015, pertaining to registration of 505,000 additional Shares, which were reserved for issuance under the 2010 Employee Share Option Plan;

•

Registration Statement on Form S-8 (File No. 333-195578), filed on April 30, 2014, pertaining to registration of 290,000 additional Shares, which were reserved for issuance under the 2010 Employee Share Option Plan;

•

Registration Statement on Form S-8 (File No. 333-190655), filed on August 16, 2013, pertaining to registration of 900,000 additional Shares, which were reserved for issuance under the 2010 Employee Share Option Plan; and

•	Registration Statement on Form S-8 (File No. 333-170299), filed on November 3, 2010, pertaining to registration of 1,050,000 Shares, which were reserved for issuance under the 2010 Employee Share Option Plan, and 1,145,838 Shares, which were reserved for issuance under the 2007 Employee Share Option Plan.

On August 20, 2018, the Registrant entered into an Agreement and Plan of Merger with PepsiCo, Inc., a North Carolina corporation (“Parent”), and Saturn Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub has merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent. The Merger became effective on December 5, 2018.

In connection with the closing of the Merger, the offerings of Shares pursuant to the Registration Statements have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements, and in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offerings, hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, Israel, on December 6, 2018.

SodaStream International Ltd.

By:	/s/ Dotan Bar-Natan
Name: Dotan Bar-Natan
Title: General Counsel

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.